Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Western Digital Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 2-76179, 2-97365, 33-9853, 33-57953, 33-60166, 33-60168, 33-51725, 333-20359, 333-31487, 333-41423, 333-42991, 333-70413, 333-95499, 333-36332, 333-56738, 33-24585, 33-33365, 33-56128, 333-107227, 333-111130, 333-122475 and 333-129813) and S-3 (Nos. 33-51695, 333-36350, 333-49250, 333-70785 and 333-52463) of Western Digital Corporation and subsidiaries of our reports dated November 17, 2006 related to the consolidated balance sheets of Western Digital Corporation as of June 30, 2006 and July 1, 2005 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal controls over financial reporting as of June 30, 2006 and the effectiveness of internal controls over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006, Annual Report on Form 10-K of Western Digital Corporation.

Our report dated November 17, 2006, contains an explanatory paragraph, which states the Company has adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” on July 2, 2005 and accordingly, has changed its method of accounting for share based compensation.

/s/  KPMG LLP

Costa Mesa, California
November 17, 2006